                                                                      EXHIBIT 11

                   MOHAWK INDUSTRIES, INC.  AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)

NOTE: Earnings per share are presented in accordance with Regulation S-K, Item 601(b)(11) and FAS No. 128.

                                                                    Three Months Ended
                                                          ---------------------------------------------
                                                          October 2, 1999            September 26, 1998
                                                          ---------------            ------------------
Net earnings                                               $       45,079                        37,060
                                                          ===============            ==================

Weighted-average common and dilutive potential common shares outstanding:

      Weighted-average common shares outstanding                   60,600                        60,435

      Add weighted-average dilutive potential common
        shares - options to purchase common shares, net               514                           734
                                                          ---------------            ------------------
Weighted-average common and dilutive potential
    common shares outstanding                                      61,114                        61,169
                                                          ===============            ==================

Basic earnings per share                                   $         0.74                          0.61
                                                          ===============            ==================

Diluted earnings per share                                 $         0.74                          0.61
                                                          ===============            ==================
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
                                                                        Nine Months Ended
                                                           ----------------------------------------------
                                                           October 2, 1999             September 26, 1998
                                                           ---------------             ------------------
Net earnings                                               $       117,064                         90,142
                                                           ===============             ==================

Weighted-average common and dilutive potential common shares outstanding:

      Weighted-average common shares outstanding                    60,586                         60,359

      Add weighted-average dilutive potential common
        shares - options to purchase common  shares, net               632                            748
                                                           ---------------             ------------------

Weighted-average common and dilutive potential
    common shares outstanding                                       61,218                         61,107
                                                           ===============             ==================

Basic earnings per share                                   $          1.93                           1.49
                                                           ===============             ==================

Diluted earnings per share                                 $          1.91                           1.48
                                                           ===============             ==================

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